UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    March 29, 2012

TELOS CORPORATION
(Exact name of registrant as specified in charter)

Maryland	001-08443	52-0880974
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principle executive offices)	(Zip Code)

(703) 724-3800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 31, 2012, Michael P. Flaherty resigned as Executive Vice President, General Counsel, and Chief Administrative Officer of Telos Corporation (“Telos”).  In connection with Mr. Flaherty’s resignation, Telos and Mr. Flaherty entered into an agreement (the “Agreement”).  Under the Agreement, Telos will pay Mr. Flaherty the following within thirty days of March 31, 2012: (a) $43,750.00, representing Mr. Flaherty’s accrued personal time off; (b) $18,846.00, representing 18 months of payments pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); and (c) $40,069.00, representing 18 months of benefit conversion premiums based upon 2012 premium rates under the terms of the Telos Group Life Policy.  On March 31, 2012, Telos will transfer its corporate membership in RTJ Country Club located in Gainesville, Virginia, from the ownership of Telos to the ownership of Mr. Flaherty for an agreed upon value of $5,000.00.

Commencing on March 31, 2012, Telos will make payments to Mr. Flaherty equivalent to 18 months’ pay in accordance with normal payroll cycles at Telos, beginning on the first payroll day following March 31, 2012, and continuing for a 18-month period through September 30, 2013, at Mr. Flaherty’s annual salary of $350,000.00 per year.  During the period from March 31, 2012, through September 30, 2013, Telos will pay the premiums due under the executive life insurance policy owned by Mr. Flaherty. Telos, at its option, may pay the amounts described in the prior two sentences in a lump sum.  All outstanding shares of restricted stock held by Mr. Flaherty will immediately vest on March 31, 2012.  Under the Agreement, Mr. Flaherty agreed to 18-month non-competition and non-solicitation provisions, agreed to maintain the confidentiality of Telos’ confidential information, and provided Telos a general release of claims.

The foregoing description of the Agreement is a summary, is not complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Agreement, effective as of March 31, 2012, between Michael P. Flaherty and Telos Corporation.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TELOS CORPORATION

Date: April 3, 2012	By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer